Exhibit 10.1

Summary of Non-Employee Director Compensation
As of May 18, 2021

The following compensation will be provided to non-employee members of the Board of Directors (the “Board”) of Compass Minerals International, Inc. (the “Company”) pursuant to the Company’s Non-Employee Director Compensation Policy.

A.Cash Compensation

1.    Annual Retainer. Each non-employee director will receive a $75,000 annual cash retainer for service on the Board.

2.    Committee Service Fee. In addition, each non-employee director serving as a chair or member of any of the following Board committees will receive an annual cash fee for committee service, as follows:

Committee	Chair	Members
Audit Committee	$22,500	$10,000
Compensation Committee	$15,000	$7,500
Nominating/Corporate Governance Committee	$12,500	$5,000
Environmental, Health & Safety Committee	$12,500	$5,000

3.    Non-Executive Chairman of the Board. In addition, the Non-Executive Chairman of the Board will receive an annual cash fee of $65,000 for service as Non-Executive Chairman of the Board.

4.    Chairman Emeritus. In addition, the Chairman Emeritus will receive an annual cash fee of $33,000 for service as Chairman Emeritus.
B.Equity Compensation.

1.Annual Equity Award. Each non-employee director will receive an equity award with an annual equity award value of $115,000 for service on the Board.

2.Non-Executive Chairman of the Board. In addition, the Non-Executive Chairman of the Board will receive an equity award with an annual equity award value of $55,000 for service as Non-Executive Chairman of the Board.

3.Chairman Emeritus. In addition, the Chairman Emeritus will receive an equity award with an equity award value of $27,000 for service as Chairman Emeritus, which will vest at the Company’s next annual meeting of stockholders.